STOEL RIVES LLP
                              ---------------
                                 ATTORNEYS

                         Port of Portland Building
                        700 NE Multnomah, Suite 950
                        Portland, Oregon 97232-4109
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                           Internet:www.stoel.com

                                May 8, 1996



PacifiCorp
700 NE Multnomah, Suite 1600
Portland, OR  97232

PacifiCorp Capital I
c/o PacifiCorp
700 NE Multnomah, Suite 1600
Portland, OR  97232

PacifiCorp Capital II
c/o PacifiCorp
700 NE Multnomah, Suite 1600
Portland, OR  97232

Ladies and Gentlemen:

     We are acting as counsel to PacifiCorp, an Oregon corporation (the "Company"), in connection with the proposed issuance and sale by the Company from time to time of not to exceed $250,000,000 in aggregate principal amount of Junior Subordinated Debentures (the "Debentures") to be issued pursuant to an indenture between the Company and The Bank of New York, as Trustee, as supplemented by two Supplemental Indentures (collectively, the "Indenture"), and the proposed issuance and sale by PacifiCorp Capital I and PacifiCorp Capital II, each a business trust created under the laws of the State of Delaware (collectively, the "Issuer Trusts"), from time to time of not to exceed $250,000,000 of their preferred securities, representing preferred undivided beneficial interests in the assets of such Issuer Trusts (the "Preferred Securities"), in one or more series, all as contemplated by the Registration Statement on Form S-3 (the "Registration Statement") about to be filed by the Company and the Issuer Trusts with the Securities and Exchange Commission for the registration of the Debentures and Preferred Securities under the Securities Act of 1933 (the "Act").

     As described in the Registration Statement, the Company may issue the Debentures to (a) the public or institutional investors or (b) the Issuer Trusts in connection with the issuance of Preferred Securities. If Preferred Securities are issued by the Issuer Trusts, the proceeds therefrom, together with the capital contribution of the Company, as owner


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May 8, 1996
Page 2


of the common securities of each Issuer Trust, will be used to purchase Debentures. The Company will guarantee the payment by each Issuer Trust of distributions with respect to the Preferred Securities and of amounts due upon liquidation of each Issuer Trust or redemption of the Preferred Securities (collectively, the "Guarantees"), all to the extent such Issuer Trust has funds available therefor as set forth in the Guarantees. The Preferred Securities are to be issued by each Issuer Trust pursuant to a Trust Agreement, each as amended and restated.

     In connection with the foregoing, we are of the opinion that:

     (a) All action necessary to make valid the proposed issuance of the Debentures by the Company will have been taken when:

          1. The Registration Statement, as it may be amended, shall have become effective;

          2. The Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

          3. Appropriate orders authorizing the issuance of the Debentures by the Company shall have been entered by the Idaho Public Utilities Commission, the Montana Public Service Commission, the Public Utility Commission of Oregon, the Utah Public Service Commission and the Public Service Commission of Wyoming and an appropriate notice filing shall have been made with the Washington Utilities and Transportation Commission;

          4. The Finance Committee or the Pricing Committee of the Company's Board of Directors shall have duly adopted appropriate resolutions establishing one or more series of Debentures, fixing certain of the terms thereof, authorizing the execution and delivery of one or more supplemental indentures with respect to the Debentures, authorizing the execution and delivery of the Debentures and authorizing or ratifying such other corporate acts as may be necessary in connection with the issuance and sale of the Debentures;

          5. One or more supplemental indentures with respect to the Debentures shall have been duly executed and delivered; and

          6. The Debentures shall have been appropriately issued, authenticated and delivered for the consideration contemplated by, and otherwise


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May 8, 1996
Page 3


in conformity with, the acts, proceedings and documents referred to above.

     (b) When the steps set forth in paragraph (a) shall have been taken, the Debentures will be legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws limiting creditors' rights generally or by equitable principles relating to the availability of remedies; provided, however, that in rendering the above opinion, we express no opinion as to the effect, if any, of the usury laws of any state upon the enforceability of rights of the holders of the Debentures.

     (c) All action necessary to make valid the proposed issuance by the Company of the Guarantees shall have been taken when:

          1.   The steps set forth in paragraph (a) above have been taken;

          2.   The Preferred Securities shall have been duly issued;

          3. The Guarantees shall have been qualified under the Trust Indenture Act of 1939, as amended;

          4. Appropriate orders authorizing the Company to enter into the Guarantees shall have been entered by the Idaho Public Utilities Commission, the Montana Public Service Commission, the Public Utility Commission of Oregon, the Utah Public Service Commission and the Public Service Commission of Wyoming and an appropriate notice filing shall have been made with the Washington Utilities and Transportation Commission;

          5. The Finance Committee or the Pricing Committee of the Board of Directors of the Company shall have approved the terms of the Guarantees in accordance with the resolutions adopted by the Company's Board of Directors authorizing the execution and delivery by the Company of the Guarantees; and

          6. The Guarantees shall have been duly executed and delivered in conformity with the acts, proceedings and documents referred to above.


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May 8, 1996
Page 4


     (d) When the steps set forth in paragraph (c) shall have been taken, the Guarantees will be the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws limiting creditors' rights generally or by equitable principles relating to the availability of remedies.

     We hereby authorize and consent to the use of this opinion as Exhibit 5(a) of the Registration Statement and authorize and consent to the references to our firm in the Registration Statement and in the preliminary Prospectus and the preliminary Prospectus Supplement constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                       Very truly yours,

                                       STOEL RIVES LLP